Exhibit 5.1

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

June 19, 2019

MGT Capital Investments, Inc.

512 S. Mangum Street, Suite 408

Durham, North Carolina 27701

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to MGT Capital Investments, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the resale of up to 76,558,643 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable pursuant to the terms and conditions of an Equity Purchase Agreement, dated June 3, 2019 (the “Equity Purchase Agreement”), by and between the Company and Oasis Capital, LLC (“Oasis Capital”) to be offered on an immediate, continuous or delayed basis by the Company pursuant to provisions of Rule 415 under the Act.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issue of the Shares.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of: (a) the Registration Statement and the exhibits thereto; (b) the Company’s Certificate of Incorporation, as amended; (c) the Company’s Bylaws; (d) the Equity Purchase Agreement, including all exhibits thereto; (e) certain records of the Company’s corporate proceedings as reflected in its minute books; and (f) such statutes, records and other documents as we have deemed relevant. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies.

Based upon and subject to the foregoing and the other matters set forth herein, we are of the opinion that the 76,558,643 shares, when sold and issued by the Company to Oasis Capital in accordance with the terms of the Equity Purchase Agreement, including receipt of the consideration therefore (which shall not be less than par value of the Shares), will be validly issued, fully paid and nonassessable.

This opinion is limited to the present laws of the State of Delaware and the present federal law of the United States of America. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Shares. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
Olshan Frome Wolosky LLP

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